UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2012

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Senior Secured Loan.

On February 22, 2012, we entered into a Loan and Security Agreement (the “Loan Agreement”) with a group of lenders (collectively, the “Lenders”), pursuant to which the Lenders provided us with a $60 million senior secured loan (the “Loan”). In connection with the closing of the Loan, we agreed to pay the Lenders a transaction fee equal to 1.00% of the amount of the Loan.

The Loan matures on January 22, 2017, at which time all outstanding principal and accrued interest must be repaid. The outstanding principal amount of the Loan accrues interest at a rate of 17.00% per annum, payable quarterly in arrears. We may elect to pay 12.00% interest in cash and the remaining 5% interest in the form of paid-in-kind additional interest on the Loan. During any time we are in default, the interest rate will increase by an additional 4.00% per annum. At any time and at our option, we may prepay all, but not less than all, of the outstanding amount of the Loan, subject to make-whole payments or prepayment premiums. The Lenders may require us to make prepayments of Loan principal if we receive net cash proceeds from certain transfers or licenses of our assets or as a result of the loss or destruction of our assets, or if we undergo a change in control. Beginning with our second fiscal quarter of 2013 and in any fiscal quarter thereafter, the Lenders may also require that we prepay up to an aggregate of approximately $4.0 million for each quarter for which we receive a prepayment request. If the Loan is automatically accelerated due to an event of default, we will also be required to make a premium payment based upon the number of days remaining until the scheduled maturity date.

The Loan Agreement contains customary representations, warranties, affirmative and negative covenants and events of default. Among the affirmative covenants are covenants requiring us to maintain a minimum level of liquidity in the near-term and at least $10.0 million in liquidity at all times during the term of the Loan unless our quarterly consolidated EBITDA is at least $6.0 million, and to achieve minimum net revenues during specified trailing 12 month periods beginning with the 12 month period ended June 30, 2012. The negative covenants include, among other things, restrictions on transferring or licensing our assets, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, and creating other liens on our assets, in each case subject to customary exceptions.

In order to secure our Loan obligations, we also entered into a Guaranty and Security Agreement pursuant to which we granted to the Lenders a first priority security interest in substantially all of our assets, including our intellectual property, and pledged all of our equity interests in Horizon Pharma USA, Inc. and 65% of our equity interests in Horizon Pharma AG.

Warrants.

In connection with the closing of the Loan, we also issued the Lenders warrants to purchase an aggregate of 3,277,191 shares of our common stock at an exercise price of $0.01 per share (the “Warrants”). The Warrants will become exercisable 180 days after issuance and will remain exercisable until the maturity date of the Loan on January 22, 2017, subject to limited exceptions. The holders also have the right to net exercise the Warrants for shares of our common stock. The number of shares for which the Warrants are exercisable and the associated exercise prices are subject to certain adjustments as set forth in the Warrants.

We also amended our existing Amended and Restated Investors’ Rights Agreement to provide the holders of the Warrants with rights to cause us to register the resale of the underlying common stock with the Securities and Exchange Commission. The holders of the Warrants also have the right to join certain agreements we may enter into with future investors with respect to registration rights, information rights, rights of first refusal and similar rights.

Item 1.02	Termination of Material Definitive Agreement.

We used approximately $22.4 million of the Loan proceeds to repay all of our obligations under our June 2011 Loan and Security Agreement with Oxford Finance LLC and Silicon Valley Bank and our August 2008 Agreement for the Provision of a Loan Facility with Kreos Capital III (UK) Limited. As result of the repayments, the loan agreements with Oxford Finance, Silicon Valley Bank and Kreos Capital, including the related security, pledge and assignment agreements, were terminated and the security interests were released.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information in Item 1.01 above is incorporated by reference into this Item 3.02. We relied on the exemption from registration contained in Section 4(2) of the Securities Act, and Regulation D, Rule 506 thereunder, for the issuance of the Warrants and the shares of common stock issuable pursuant to such Warrants (the “Warrant Shares”). As part of receiving the Warrants and as a condition to receiving any Warrant Shares, each holder of the Warrants represented, and is obligated to represent, to us that it is an “accredited investor” as defined in Regulation D of the Securities Act and that the securities purchased by the holder are being acquired solely for its account for investment and not with a view to or for sale or distribution of the Warrants or Warrant Shares.

The descriptions in this Form 8-K of the Loan Agreement, the Guaranty and Security Agreement, the Warrants and the amendment to our existing Investors’ Rights Agreement do not purport to be complete, and are qualified in their entirety by the actual documents, which we will file as exhibits to future filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Horizon Pharma, Inc.

Date: February 22, 2012	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Executive Vice President and Chief Financial Officer